EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of July, 2005 (“Commencement Date”), by and between HYDRON TECHNOLOGIES, INC., a New York corporation (“Employer or the “Company”), and DAVID POLLOCK, an individual (“Employee”).

RECITALS

WHEREAS, Employer has developed proprietary products and technology, marketed products under the Hydron™ trademark, and currently sells product under private label under the ReversAge™ brand name of Reliv International, Inc. and has a license to use the Hydron™ polymer for certain products and in certain fields, and a license to use the Hydron™ trademark and owns certain other trademarks, and licenses and owns certain patents relating to development, manufacture, and sale of products for use by consumers as health and beauty aids (“Employer’s Business”); and

WHEREAS, Employer desires to employ Employee as Chief Executive Officer, and Employee desires to be employed in such position; and

WHEREAS, In order to provide for the management of the Company, Employer desires to employ Employee to provide such services as may be required hereunder in connection with the Employer’s Business; and

WHEREAS, Employer, through the expenditure of substantial amounts of money and effort, has developed certain confidential and/or proprietary information which has become of great value to Employer in establishing and developing relationships with current and potential vendors, clients and personnel, and in building its good will and operations; and, as a result, Employer enjoys certain material competitive advantages over its competition; and

WHEREAS, Employee will be employed by Employer in a confidential relationship in connection with which Employer will disclose certain confidential and/or proprietary information to Employee.

NOW, THEREFORE, in consideration of Employee’s employment and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.    Recitals. The Recitals are hereby incorporated into this Agreement by this reference.

2.    Employment. Employer hereby employs Employee, and Employee hereby accepts employment, upon the terms and subject to the conditions contained in this Agreement. Employee represents and warrants to Employer that Employee’s execution and delivery of this Agreement and the performance of his duties as an employee of Employer do not and will not breach or conflict with any obligation of Employee to any third party or any obligation to keep confidential any information acquired by Employee prior to his employment hereunder. The parties agree that the employment relationship is for an initial term of three (3) years, commencing on the Commencement Date (the “Initial Term”), and thereafter is on an at-will basis and the Employer and Employee, each party has the right and ability to terminate Employee’s employment at any time by written notice to the other after the Initial Term for any reason or no reason, but until such notice is delivered, this Agreement shall continue in full force and effect (the “Term”).

3.    Duties. Employee shall be employed as Chief Executive Officer of the Company, shall faithfully and competently perform such duties as are inherent in such position and shall also perform and discharge such other executive employment duties and responsibilities consistent with his position as Chief Executive Officer of the Company. Employee shall perform his duties at such places and times as the Board of Directors of the Company (the “Board”) may reasonably prescribe. Except as may otherwise be approved in advance by the Board, and except during holidays, vacation periods and reasonable periods of absence due to illness, personal injury or other disability or personal affairs, Employee shall devote his full time during normal business hours while employed hereunder to the services required of him hereunder. Employee shall render his business services exclusively to the Company during his employment hereunder and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position.

4.    Director.For so long as the Employee is employed under this Agreement, the Company shall nominate Employee as a member of the Board of Directors of the Company, subject to election by the requisite vote of shareholders at the annual meeting of shareholders of the Company.

5.    Salary.

(a)  Salary. As compensation for the performance by Employee of the services to be performed by Employee hereunder during the Initial Term, the Company shall pay Employee a base salary at the annual rate of ONE HUNDRED SIX THOUSAND DOLLARS ($106,000.00), (said amount, together with any increases thereto as provided in this Section 5(a), being hereinafter referred to as “Salary”). Any Salary payable hereunder shall be paid in regular intervals (but in no event less frequently than monthly) in accordance with the Company’s payroll practices from time to time in effect. The Salary payable to Employee pursuant to this Section 4(a) shall be subject to review annually on the anniversary of the Commencement Date and may be adjusted as determined from time to time by the Board in its sole discretion.

(b)  Withholding, Etc. The payment of Salary hereunder shall be subject to applicable withholding and payroll taxes, and other such deductions as may be required by law or under the Company’s employee benefit plans.

6.    Other Benefits. During Employee’s employment hereunder, Employee shall:

(i)	receive the standard benefits afforded to senior officers of the Company, including health insurance, certain annual compensated absences for vacation, holidays, and personal days; and

(ii)
participate, to the extent to be determined in the sole discretion of the Board from time to time, in the Hydron Technologies, Inc. 2003 Stock Plan and any future employee equity incentive plan adopted by the Company or by any affiliate of the Company in which executive employees of the Company are eligible to participate (the “Employee Incentive Plan”), the vesting and other qualification provisions of which shall be as set forth in the Employee Incentive Plan.

7.    Termination.

(a) Expiration of Initial Term. Employer may terminate Employee’s employment at the expiration of the Initial Term in accordance with the terms of Section 2, above.
(b) Termination upon Death. If the Employee dies during the Term, this Agreement shall terminate.

(c) Disability. If during the Term the Employee becomes physically or mentally disabled so that the Employee is unable substantially to perform the Employee’s services hereunder for (a) a period of 120 consecutive days, or (b) for shorter periods aggregating 120 days during any 365-day period, the Company may at any time after the last day of the four consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of 120 days terminate the Employee’s employment under this Agreement by written notice to the Employee. In the event that the Employee’s employment under this Agreement is terminated pursuant to this Section 7(c), Employer will pay Employee’s Salary and benefits to which he is entitled under this Agreement through the date of disability. Nothing contained in this Section 7(c) shall be deemed to extend the Term or to constitute a breach of this Agreement.

(d) Employer may terminate Employee for “cause” in the event of (i) a material breach by Employee of any provisions of the Agreement, which breach is not remedied or cured within thirty (30) days after receipt by Employee of written notice thereof by Employer or, if such breach cannot reasonably be cured within thirty (30) days, the commencement of the cure process within such thirty (30) days and, thereafter, Employee diligently pursues attempts to cure to a final conclusion, which cure shall be completed within seventy-five (75) days of the aforesaid receipt of written notice; or (ii) Employee being convicted of or pleading nolo contendere to any illegal act or acts of dishonesty or moral turpitude on the part of Employee. A valid termination in accordance with this Section 7(d) shall be deemed a “Bona-Fide Termination.” Upon a Bona-Fide Termination of this Agreement in accordance with Section 7(d), Employer shall pay Employee his Salary through the date of termination, but shall have no further future salary obligation of any kind to Employee under this Employment Agreement.

8.    Restrictive Covenants. The terms and conditions of Annex A with respect to certain restrictive covenants binding on the Employee are hereby incorporated herein by reference and made a part hereof.

9.    Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in Annex A of this Agreement will cause irreparable harm and damage to the Employer, the monetary amount of which may be virtually impossible to ascertain. As a result, the Employee recognizes and hereby acknowledges that the Employer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Annex A to this Agreement by the Employee or any of his affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Employer may possess at law or in equity. This Section 9 shall survive the termination of Employee’s employment or this Agreement for any reason. The provisions of this Agreement shall be enforceable in law and in equity notwithstanding the existence of any claim or cause of action by the Employee against the Employer whether predicated on this Agreement or otherwise.

10.    Arbitration. Any dispute or claim arising out of or relating to Employee’s employment including but not limited to, the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 as amended, Florida Statute § 760.10, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, or any other law, ordinance, or other obligation of any kind arising in law or equity (except for any dispute involving application of the injunctive relief provided by Section 9) shall be submitted to arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. Except as otherwise provided, this Agreement shall be governed by the United States Arbitration Act. An arbitration award rendered pursuant to this Section shall be final and binding on the parties and may be submitted to any court of competent jurisdiction for entry of judgment thereon. The parties agree that punitive damages may not be awarded in an arbitration proceeding required by the Agreement.

11.    Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns. Notwithstanding the forgoing, the Employee may not assign his rights or benefits, or delegate any of his duties, hereunder without the prior written consent of the Employer. The Employer may assign its rights or benefits, or delegate any of its duties, hereunder without the prior written consent of the Employee.

12.    Provisions Severable. This Agreement is intended to be performed in accordance with, and to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the State of Florida. If any provision of this Agreement shall be adjudicated to be invalid or unenforceable, then such provision shall be deemed modified, as to duration, territory or otherwise, so as to be enforceable in a manner such that its substantive effect is as similar as possible to the provision at issue consistent with rendering the remainder of this Agreement valid and enforceable. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

13.    Waivers. The Employer’s failure to insist upon strict adherence to any provisions or covenant of this Agreement on any occasion shall not be deemed a waiver or deprive the Employer of its right thereafter to insist upon strict adherence to that provision, or covenant or any other provision, or covenant of this Agreement. A waiver of any provision or covenant hereof shall not be effective unless in writing, and shall not operate or be construed as a continuing waiver thereof or as a waiver of any other similar or dissimilar provision or covenant.

14.    Enforcement. The Employer’s failure or refusal to enforce any of the terms contained in this Agreement against any other employee or former employee for any reason, shall not constitute a defense to the enforcement of this Agreement against Employee.

15.    No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto, and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns) any rights or remedies under, or by reason, of the Agreement.

16.    Headings. The headings set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement in any respect, nor shall they in any way affect the substance of any provisions contained in this Agreement.

17.    Gender. Any pronoun used herein may be deemed to mean the corresponding masculine, feminine or neuter in form thereof and the singular form of any nouns and pronouns herein may be deemed to mean the corresponding plural and vice versa as the case may require.

18.    Drafter. Each party acknowledges that they have had the opportunity to seek the advice of counsel and agree that this Agreement has been fully negotiated and agreed upon by both parties. This Agreement shall not be construed against the drafter of the document because they drafted the document as they have done so merely for the convenience of the parties.

19.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the conflict of laws provisions thereof. EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND EMPLOYEE UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON HIM WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EMPLOYEE TO INDUCE HIM TO SIGN THIS AGREEMENT. EMPLOYEE SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY EMPLOYER AND THE OTHER COUNTERPART WILL BE RETAINED BY EMPLOYEE.

20.    Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement.

21.    Entire Agreement; Modifications. This Agreement, including any Annex or Exhibit hereto, constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

22.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In addition, facsimile signatures shall be deemed original, valid and binding signatures to this Employment Agreement.

23.    Further Assurances. The Employee will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

24.    Notices. Any notice required or permitted or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid addressed as follows:

To the Employer:	Hydron Technologies, Inc.
2201 West Sample Road
Building 9 Suite 7B
Pompano Beach, Florida 33073
Phone: (954) 861-6400
Facsimile: (954) 861-6401
Attention: Chief Operating Officer

To the Employee:	Mr. David Pollock
4400 34th Street North
Warehouse F
St. Petersburg, Florida 33714

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

EMPLOYEE

/s/ Pollock

David Pollock, individually

SS#:   on file

HYDRON TECHNOLOGIES, INC.

By:   /s/ Banakus

Richard Banakus, its Interim President

ANNEX A

RESTRICTIVE COVENANTS

The following covenants between Employee and Employer (“Covenants”) constitute a material part of the consideration for Employee’s employment by Employer pursuant to the Agreement to which these Covenants are annexed:

1.  No Conflict. Employee has not entered into, and Employee agrees that he will not enter into, any agreement either written or oral in conflict with this Agreement or Employee’s employment with Employer. Employee agrees that he will not violate any agreement with or rights of any third party or, except as expressly authorized by Employer in writing hereafter, use or disclose Employer’s or any third party’s confidential information or intellectual property when acting within the scope of Employer’s employment or otherwise on behalf of Employer.

2.  Nondisclosure. Employee agrees that all Inventions and all other business, technical and financial information, including without limitation, information concerning the Employer, its affiliates, and/or subsidiaries’ financial condition, prospects, technology, processes, customers, clients, applicants, employees, pricing, cost information, methods of doing business, marketing and promotion of Employer, its affiliates and/or subsidiaries’ services, and any other confidential or proprietary information, trade secrets and intellectual property rights relating to the Employer, its affiliates and/or subsidiaries, or other information regarding the Employer’s business or the business of Employer’s affiliates and or subsidiaries or that of their respective suppliers or customers that is not generally known, he may develop, learn or obtain during the term of his employment that relates to Employer or the business or demonstrably anticipated business of Employer or that are received by or for Employer in confidence, constitute “Proprietary Information.” Employee agrees to hold in confidence and not disclose, at any time, directly or indirectly, to any person, governmental agency, firm, corporation or entity whatsoever, or use for his own benefit or for the benefit of others, except use within the scope of his employment, any Proprietary Information. However, Employee shall not be obligated under this paragraph with respect to information he can document is or becomes readily available to the public without restriction through no fault of him.

3.  Return of Property; Non-Expectation of Privacy. Upon the termination of his employment with the Employer for any reason whatsoever, Employee shall surrender and deliver to the Employer all property of the Employer, its affiliates, and/or subsidiaries, including but not limited to all equipment and, without retaining copies thereof, any and all written materials, computer programs and software prepared by Employee in connection with his employment by the Employer, any and all manuals, brochures, customer lists, price lists, books, salespersons’ records, projections, plans, computer software, computer programs, intellectual property, forecasts, technical data, invoices, product information, correspondence, Proprietary Information and all other material, records and accounts of any kind that may be in his possession or control and which belong to the Employer or were created or devised pursuant to or in the course of Employee’s employment with the Employer, except that Employee may keep his personal copies of (i) his compensation records, (ii) materials distributed to employees generally and (iii) this Agreement. Employee also recognizes and agrees that he has no expectation of privacy with respect to Employer’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, e-mail messages and voice messages) and that Employee’s activity and any files or messages on or using any of those systems may be monitored at any time without notice.

4.  Non-Solicitation. Employee agrees that, among other things, for a period of two (2) years following termination of his employment with the Employer for any reason whatsoever, the Employee shall not directly or indirectly:

(i)  solicit or accept the trade or patronage of any of the Customers (as defined below) of the Employer for himself or for any other person or organization engaging in the Employer’s Business. “Customers” shall include any and all persons or organizations doing business with the Employer, its affiliates, and/or subsidiaries’ within the two (2) years preceding Employee’s termination of employment, regardless of whether or not such Customers were previously customers of the Employee or of others; or

(ii)  solicit, induce, or attempt to induce any other employee (including any temporary employee) of the Employer or any of its affiliates, or subsidiaries, other than Richard Douglas Reitz, to leave the employ of the Employer to become connected with in any way, or employ or utilize any such employee in, any corporation or other entity or business of any description whatsoever which competes with Employer in Employer’s Business.

5.  Non-Competition. Employee agrees that during the term of his employment with Employer (whether or not during business hours), he will not engage, alone or by combining or conspiring with others or in any other manner whatsoever, in any activity, proprietorship, partnership, corporation, business or other venture (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise), that is in any way competitive with the business or demonstrably anticipated business of Employer, and Employee will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Employer.

6.  Survival. Employee agrees that his obligations under Sections 2, 3, 4 and 5 of these Covenants shall continue in effect after termination of his employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on his part, and that Employer is entitled to communicate Employee’s obligations under this Agreement to any future employer or potential employer of Employee. Employee’s obligations under Sections 2, 3, 4 and 5 also shall be binding upon his heirs, executors, assigns, and administrators and shall inure to the benefit of Employer, its subsidiaries, successors and assigns.

Dated as of July 1, 2005

EMPLOYEE:

/s/ Pollock

David Pollock, individually

EMPLOYER:

Accepted and Agreed to:

HYDRON TECHNOLOGIES, INC., a New York corporation

By:   /s/ Banakus

Name: Richard Banakus
Title: Interim President